Exhibit 99.1

Note to Editors: Borden Chemicals and Plastics Operating Limited Partnership (BCP) and Borden Chemicals and Plastics Limited Partnership (BCPLP) are separate and distinct entities from Borden Chemical, Inc. Please do not refer to either partnership as “Borden” or “Borden Chemicals.”

CONTACT:

Patrick Gallagher or Diana Lueptow

Edward Howard & Co.

216/781-2400

COURT CONFIRMS PLAN OF LIQUIDATION FOR

BORDEN CHEMICALS AND PLASTICS OPERATING LIMITED PARTNERSHIP

Joint plan also confirmed for BCP Management, Inc.

Creditors to receive combination of cash and shares in liquidating entities

GEISMAR, La., February 5, 2003 — Borden Chemicals and Plastics Operating Limited Partnership (BCP) today said that the U.S. Bankruptcy Court for the District of Delaware has confirmed the Third Amended Joint Plan of Liquidation for BCP and its general partner, BCP Management Inc., (BCPM). Judge Peter Walsh was expected to enter the order today.

The court hearing was held to assure that all requirements for a plan of liquidation had been met under the Bankruptcy Code, including acceptance of the plan by the requisite creditors. The plan was accepted by:

•	92.05% in number and 97.65% in amount of the general unsecured claims against BCP (Class C-4 Claims);

•	94.2% in number and 95.14% in amount of the convenience claims against BCP (Class C-7 Claims);

•	93.06% in number and 99.69% in amount of general unsecured claims against BCPM (CC-4 Claims).

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Court Confirms Plan of Liquidation . . . / p. 2

The only classes entitled to vote that did not vote to accept the plan were Classes C-2 (Other Secured Claims against BCP) and C-10 (Senior Note claims). In confirming the plan of liquidation, the court determined that the plan was in the best interests of those creditors despite their non-acceptance of the plan.

With the court’s action, the assets of BCP and BCPM will be reduced to cash and distributed to their respective claimants, according to priorities dictated by the U.S. Bankruptcy Code, through separate liquidating entities. Commonly held units of Borden Chemical and Plastics Limited Partnership, the limited partner of BCP, as well as the general partner interest of BCPM, will be extinguished without any distribution to holders of those interests. BCP expects the plan to be consummated during the first quarter of 2003.

Some BCP assets were sold during the Chapter 11 proceedings. During 2002, BCP completed the sale of its polyvinyl chloride (PVC) facilities in Addis, La., Illiopolis, Ill., and Geismar, La., to, respectively, Shintech Louisiana, Formosa Plastics Corp. and Geismar Vinyls Corporation (GVC), an affiliate of The Westlake Group. Various other BCP assets, including real property, emissions credits, equity interests, equipment and other personal property, intangible rights and certain other property, have either been sold to other parties or will be pursued as sales by the liquidating trust.

Remaining BCP pre- and post-petition liabilities total $272 million as of December 31, 2002. Under the confirmed plan, the estimated recoveries of BCP creditors are as follows:

•	Secured claims and unsecured priority claims are to receive 100% recoveries in cash.

•	Convenience claims are to receive recoveries of 0.1% to 100% of the face value of their claims in pro rata shares of available cash and through participation in the BCP liquidating entity.

•	General unsecured claims, including claims related to BCP’s 9.5% Senior Notes ($200 million principal amount), are to receive recoveries of 0.1% to 2.9% of the face value of their claims in pro rata shares of available cash from the BCP liquidating entity.

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Court Confirms Plan of Liquidation . . . / p. 3

Under the confirmed plan, unsecured BCPM priority claims are to receive 100% recoveries. Recoveries for general unsecured claims against BCPM cannot be estimated at this time; however, they are expected to be more than minimal. Holders of the BCP Senior Notes have no recourse to BCPM because they contractually waived and released their rights to recourse under the 1995 Indenture agreement.

BCP and its subsidiary, BCP Finance Corporation, filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on April 3, 2001. BCPM, the general partner of BCP, filed for bankruptcy on March 22, 2002. A separate and distinct entity, Borden Chemical, Inc., is not part of the bankruptcy.

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